Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: February 9, 2017

ARC Group Worldwide Reports Fiscal Year Second Quarter 2017 Results

DELAND, FL., February 9, 2017/Marketwired/—ARC Group Worldwide, Inc. (“ARC” and the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today reported its results for the period ending January 1, 2017, its fiscal second quarter 2017.

Highlights for the fiscal second quarter 2017, compared to the fiscal second quarter 2016:

•	Revenue of $28.2 million, an increase of 18.3%;
•	Gross profit of $4.8 million, an increase of 16.3%; and
•	Facility EBITDA from Continuing Operations of $3.5 million, an increase of 9.6%.

Quarterly Summary

Fiscal second quarter 2017 revenue was $28.2 million, an 18.3% increase compared to the fiscal second quarter of 2016, and the fifth sequential quarter of organic revenue growth from continuing operations.  The growth in sales reflects the progress in our customer-centric efforts, as well as continued strength in the firearms and defense industries.

Gross profit for the period was $4.8 million, an increase of 16.3%.  The increase was due to higher production volume and improved production efficiencies.

Facility EBITDA from Continuing Operations for the fiscal second quarter was $3.5 million, an increase of 9.6% compared to the prior year period of $3.2 million.  While Facility EBITDA from Continuing Operations increased, related margins were partially impacted by start-up costs associated with new program launches and increased investments designed to accelerate the new product development launch cycle.

Net loss of $0.7 million for the fiscal second quarter was comparable to the net loss in the prior year period of $0.6 million.

Management Commentary

Jason Young, CEO, commented, “While strength in the firearm and defense industries helped drive growth in the quarter, we continue to see momentum with our customer-centric initiatives.  Further, our focus on accelerating speed-to-market for our customers continues to be core to their needs.  While these initiatives have temporarily impacted margins, our recent successful launch of numerous new programs validates the business model, and we believe these efforts should translate into increased margin opportunities in the future.”

GAAP to Non-GAAP Reconciliation

The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe are representative or indicative of its results of operations.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.  Specifically,

EBITDA from Continuing Operations, EBITDA Margin from Continuing Operations, Facility EBITDA from Continuing Operations, Facility EBITDA Margin from Continuing Operations, Adjusted Earnings, and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin from Continuing Operations and Facility EBITDA Margin from Continuing Operations are calculated by dividing EBITDA from Continuing Operations and Facility EBITDA from Continuing Operations, respectively, by sales.

The reconciliation to GAAP is as follows (dollars in thousands):

	January 1,	December 27,
For the three months ended:	2017	2015
Net Loss	$(710)	$(594)
Interest Expense, Net	1,030	1,126
Income Taxes	265	(132)
Depreciation and Amortization	2,515	2,388
Adjustment to Exclude EBITDA from Discontinued Operations	255	(316)
EBITDA from Continuing Operations	$3,355	$2,472
EBITDA Margin from Continuing Operations	11.9%	10.4%
Corporate Expenses	158	734
Facility EBITDA from Continuing Operations	$3,513	$3,206
Facility EBITDA Margin from Continuing Operations	12.5%	13.4%

Net Loss	$(710)	$(594)
Adjustment to Exclude Loss (Income) from Discontinued Operations, Net of Tax	490	(305)
Non-Recurring Gain	(421)	—
Reorganization/Transaction Expenses	29	563
Adjusted Earnings	$(612)	$(336)
Adjusted Earnings Per Share	$(0.03)	$(0.02)
Weighted Average Common Shares Outstanding	18,123,883	18,123,883

EBITDA from Continuing Operations excludes interest expense, net and income taxes as these items are associated with our capitalization and tax structures.  EBITDA from Continuing Operations also excludes depreciation and amortization expense as these non-cash expenses reflect the impact of prior capital expenditure decisions, which may not be indicative of future capital expenditure requirements.  EBITDA from Continuing Operations excludes the EBITDA associated with discontinued operations.

Facility EBITDA from Continuing Operations consists of EBITDA from our operating segments.  We believe this is a meaningful measurement of the operating performance of our manufacturing facilities.  Corporate expenses primarily consist of costs not allocated to our manufacturing facilities, such as compensation related costs for employees assigned to corporate, board of directors fees and expenses, professional fees, insurance costs, and marketing costs.

Adjusted Earnings removes the impact of reorganization/transaction related expenses, other non-recurring gains/expenses, and the impact of discontinued operations.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees and inventory write-downs as allowed by the Company’s bank debt covenants.  Transaction expenses are primarily professional fees related to the refinancing of debt and the sale of non-core assets.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a global advanced manufacturing and 3D printing service provider focused on accelerating speed-to-market for its customers.  ARC utilizes technology to improve automation in manufacturing through robotics, software, and process automation, as well as lean manufacturing to improve efficiency.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping, through full run production.  These solutions include metal injection molding, plastic and metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, rapid tooling, thixomolding, antennas, and flanges.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2016, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended		For the six months ended
	January 1, 2017	December 27, 2015	January 1, 2017	December 27, 2015
Sales	$28,200	$23,837	$55,026	$47,468
Cost of sales	23,409	19,719	45,234	39,247
Gross profit	4,791	4,118	9,792	8,221
Selling, general and administrative	4,788	4,114	9,837	8,120
Income (loss) from operations	3	4	(45)	101
Other income, net	837	91	804	94
Interest expense, net	(1,030)	(1,126)	(2,137)	(2,266)
Loss on extinguishment of debt	—	—	(723)	—
Loss before income taxes	(190)	(1,031)	(2,101)	(2,071)
Income tax (expense) benefit	(30)	132	1,301	558
Net loss from continuing operations	(220)	(899)	(800)	(1,513)
Gain on sale of subsidiary and income from discontinued operations, net of tax	(490)	305	3,697	478
Net (loss) income	(710)	(594)	2,897	(1,035)
Net income attributable to non-controlling interests:
Continuing operations	—	(22)	(22)	(44)
Discontinued operations	—	(13)	(4)	(20)
Net income attributable to non-controlling interests	—	(35)	(26)	(64)
Net (loss) income attributable to ARC Group Worldwide, Inc.	$(710)	$(629)	$2,871	$(1,099)

Net (loss) income per common share, basic and diluted:
Continuing operations	$(0.01)	$(0.05)	$(0.04)	$(0.09)
Discontinued operations	$(0.03)	$0.02	$0.20	$0.03
Attributable to ARC Group Worldwide, Inc.	$(0.04)	$(0.03)	$0.16	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	18,123,883	18,123,883	18,123,883	18,123,883

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	January 1, 2017	June 30, 2016
ASSETS
Current assets:
Cash	$1,215	$3,620
Accounts receivable, net	14,521	14,186
Inventories, net	18,719	16,585
Deferred income tax assets	—	478
Prepaid expenses and other current assets	4,301	3,886
Current assets of discontinued operations	—	1,818
Total current assets	38,756	40,573
Property and equipment, net	41,446	41,828
Goodwill	11,427	11,427
Intangible assets, net	21,378	23,066
Other	22	28
Long-term assets of discontinued operations	—	3,527
Total assets	$113,029	$120,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,238	$8,602
Accrued expenses and other current liabilities	2,803	2,591
Deferred revenue	827	1,457
Bank borrowings, current portion of long-term debt, net of unamortized deferred financing costs	1,636	15,648
Capital lease obligations, current portion	1,386	837
Accrued escrow obligations, current portion	1,233	2,842
Current liabilities of discontinued operations	—	723
Total current liabilities	17,123	32,700
Long-term debt, net of current portion and unamortized deferred financing costs	42,562	36,769
Deferred income tax liabilities	832	1,407
Capital lease obligations, net of current portion	2,527	1,930
Accrued escrow obligations, net of current portion	1,912	966
Other long-term liabilities	1,147	2,115
Long-term liabilities of discontinued operations	—	19
Total liabilities	66,103	75,906

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 18,803,910 shares issued and 18,795,509 shares issued and outstanding at January 1, 2017 and June 30, 2016	10	10
Treasury stock, at cost; 8,401 shares at January 1, 2017 and June 30, 2016	(94)	(94)
Additional paid-in capital	30,479	29,702
Retained earnings	16,642	13,771
Accumulated other comprehensive loss	(111)	(6)
Total ARC Group Worldwide, Inc. stockholders' equity	46,926	43,383
Non-controlling interests	—	1,160
Total equity	46,926	44,543
Total liabilities and equity	$113,029	$120,449

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the six months ended
	January 1, 2017	December 27, 2015
Cash flows from operating activities:
Net income (loss)	$2,897	$(1,035)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	4,889	4,750
Share-based compensation expense	375	—
Gain on sale of discontinued operations	(5,418)	—
Bad debt expense and other	49	69
Deferred income taxes	(286)	374
Changes in working capital:
Accounts receivable	(621)	1,157
Inventory	(2,374)	1,111
Prepaid expenses and other assets	(306)	(2,265)
Accounts payable	1,628	(560)
Accrued expenses	(700)	(960)
Deferred revenue	(629)	(43)
Net cash (used in) provided by operating activities	(496)	2,598

Cash flows from investing activities:
Purchases of property and equipment	(2,901)	(1,339)
Proceeds from sale of subsidiary	10,538	—
Net cash provided by (used in) investing activities	7,637	(1,339)

Cash flows from financing activities:
Proceeds from debt issuance	48,773	1,000
Repayments of long-term debt and capital lease obligations	(57,397)	(3,215)
Payment of distributions to non-controlling membership interests from the sale of subsidiary	(438)	—
Purchase of non-controlling membership interests	(200)	—
Net cash used in financing activities	(9,262)	(2,215)
Effect of exchange rates on cash	(284)	2
Net decrease in cash	(2,405)	(954)
Cash, beginning of period	3,620	4,821
Cash, end of period	$1,215	$3,867

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,913	$1,474
Cash paid for income taxes, net of refunds	$(877)	$514